PREAMBLE

     This Agreement is made this       th day of February 1997, (the
"Effective Date") between Randy S. Fischer, 1014 21st Avenue South, Fargo, ND 58103 and Roy A. Jensen, PO Box 1460, Melrose, FL 32666 (jointly referred to hereafter as "Licensors"), and Ixion Biotechnology, Inc., a corporation duly organized under the laws of Delaware, and having its principal office at 12085 Research Drive, Alachua, Florida 32615 ("Ixion").

                                  WITNESSETH

     WHEREAS, Licensors are the owners of Patent Rights under U.S. Patent Number 5,187,071 dated February 16, 1993, entitled "Method for the Selective Control of Weeds, Pests, and Microbes," and has the right to grant licenses under said Patent Rights, subject only to a nonexclusive, nontransferable, irrevocable, paid-up license to practice the invention or have the invention practiced throughout the world by or on behalf of the United States Government; and

     WHEREAS, Licensors desire to have the Patent Rights utilized and are willing to grant a license thereunder; and

     WHEREAS, Ixion desires to obtain a license under the Patent Rights upon the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties agree as follows:

            ARTICLE I - DEFINITIONS

     The following words and phrases have the following meanings:

     1.1     "Inventors" mean Randy S. Fischer, Ph.D., and Roy A. Jensen,
Ph.D.

     1.2     "Ixion" means any of the following:

          (a) Ixion or a related company of Ixion, the voting stock of which is directly or indirectly at least 50% owned or controlled by Ixion;

          (b) an organization which directly or indirectly controls more than 50% of the voting stock of Ixion; and

          (c) an organization, the majority ownership of which is directly or indirectly common to the ownership of Ixion.

     1.3 "Licensed Know-How" means any technical data, information, or knowledge within the knowledge and possession of the Inventors at any time which is incorporated in or becomes part of the Patent Rights.

     1.4     "Licensed Product" means any product or part thereof which:
          (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent
Rights in the country in which any Licensed Product is made, used, or sold;

          (b) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold.

     1.5 "Licensed Process" means any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights.

     1.6 "Net Sales" means Ixion's, and its sublicensees' gross sales from the sale or lease of Licensed Products and Licensed Processes produced hereunder less the sum of the following:

          (a) discounts allowed and brokers' or agents' commissions, if any, allowed and paid;

          (b) excise, value-added, or sales taxes, tariff duties or use taxes directly imposed and with reference to particular sales;

          (c)     outbound transportation prepaid or allowed;

          (d)     amounts allowed or credited on returns; and

          (e) packing costs and insurance costs if itemized separately.

Licensed Products shall be considered "sold" when  payment is received.

     1.7 "Patent Rights" means all of the following Licensors intellectual property:

          (a) the United States and foreign patents or patent applications listed in Appendices A and B;

          (b) United States and foreign patents issued from the applications listed in Appendices A and B and from divisionals, continuations, and continuations-in-part of these applications;

          (c) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a) or (b) above;
and

          (d) any reissues of United States patents described in (a) or (b) above.

     1.8     "Territory" means all the countries of the world.

                 ARTICLE II - GRANT

     2.1 Licensors grant to Ixion the exclusive right and license to make, have made, use, lease, and sell the Licensed Products, and to practice the Licensed Processes and the Licensed Know-How, in the Territory to the end of the term for which the Patent Rights are granted or the expiration date of the last to expire patent hereunder, whichever is later, unless sooner terminated according to the terms hereof.

     2.2 Licensors shall not grant any other license to make, have made, use, lease, or sell Licensed Products or to utilize Licensed Processes during the period of time commencing with the Effective Date of this Agreement and terminating with the expiration or termination of this Agreement.

     2.3 Licensors reserve the right to practice under the Patent Rights for their own noncommercial research purposes.

     2.4 Ixion may sublicense others under this Agreement. Each sublicense shall be consistent with the terms of this Agreement.

     2.5 Any sublicenses granted by Ixion shall provide that the obligations to Licensors of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Ixion shall attach copies of this Agreement to sublicense agreements.

     2.6 Ixion shall forward to Licensors a copy of any sublicense agreement within 30 days of its execution and further shall forward to Licensors annually a copy of such reports received by Ixion from its sublicensees during the preceding twelve-month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicenses.

     2.7 The license granted hereunder shall not be construed to confer any rights upon Ixion by implication, estoppel, or otherwise as to any technology not specifically set forth herein.


ARTICLE III - COMMERCIAL DUE DILIGENCE

     3.1 Ixion shall use commercially reasonable efforts to bring one or more Licensed Products or Licensed Processes to market through a program intended to attain commercialization of Licensed Products and Licensed Processes.

             ARTICLE IV - ROYALTIES

     4.1 For the rights, privileges and, license granted hereunder, Ixion shall pay royalties to Licensors to the end of the term of the Patent Rights or the expiration date of the last to expire patent hereunder, whichever is later, unless sooner terminated according to the terms hereof, as follows:

          (a)     A License Issue Fee of 1,000 shares of Common
Stock of Ixion;

          (b) A Running Royalty in an amount equal to 2.0% of the Net Sales of the Licensed Products or Licensed Processes used, leased, or sold by or for Ixion or its sublicensees.

     4.2 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease, or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

     4.3 Royalty payments shall be paid in United States dollars in Gainesville, Florida or at such other place as Licensors may reasonably designate in writing consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     4.4 In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulations. Notice of said event shall be provided to Licensors. Ixion shall notify Licensors, in writing, within 90 days of discovering that such royalties are approaching or have reached the maximum amount, and shall provide Licensors with written documentation regarding the laws or regulations establishing such maximum.

     4.5 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable by Ixion under this Agreement, and Ixion determines in good faith that it must pay such taxes, Ixion shall have the right to pay such taxes to the local tax authorities on behalf of Licensors and payment of the net amount due after reduction by the amount of such taxes, shall fully satisfy Ixion's royalty obligations under this Agreement. Ixion shall provide Licensors with appropriate receipts or other documentation supporting such payment. Ixion shall inform Licensors in writing, within 90 days of notification that taxes will or have been levied by a taxing authority.

     4.6 In the event that a Licensed Product is sold in a combination package or kit containing other active products, then Net Sales for purposes of determining royalty payments on the combination package, shall be calculated using one of the following methods, but in no event shall the royalties payable to Licensors be reduced to less than 25% of that provided for in Section 4.1 above:

     (a) by multiplying the net selling price of that combination package by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period in question, of the Licensed
Product sold separately, and B is the gross selling price during the royalty period in question, of the other active products sold separately; or
     (b) in the event that no such separate sales are made of the Licensed Product or any of the active products in such combination package during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments, shall be calculated by dividing the net selling price of the combination package by the number of functions performed by the combination package sold where such package contains active agents other than those licensed under this Agreement. The parties recognize that this provision will require consultation and that in the event a combination package or kit circumstance arises, the parties will negotiate in good faith to determine the calculation of Net Sales pursuant to this section.

     4.7 If it is necessary for Ixion to take any license(s) in any given country, under third-party patents in order to practice the Licensed Processes or produce the Licensed Products in that country, then Ixion can deduct up to 50% of the royalties otherwise due under this Agreement for Net Sales in that country, until such time as Ixion has recovered an amount equal to the royalties payable to such third parties.

    ARTICLE V - REPORTS AND RECORDS

     5.1 Ixion shall keep accurate books of account for the purpose of showing the amounts payable to Licensors hereunder. Said books of account shall be kept at Ixion's principal place of business or the principal place of business of the appropriate division of Ixion to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for one year following the end of the calendar year to which they pertain, to the inspection of Licensors or its agents at Licensor's expense for the purpose of verifying Ixion's royalty statements.

     5.2 Ixion, within 45 days after December 31 of each year, shall deliver to Licensors accurate reports, giving such particulars of the business conducted by Ixion and its sublicensees during the preceding twelve-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

          (a) number of Licensed Products manufactured and sold;

          (b)     total billings for Licensed Products sold;

          (c) an accounting for all Licensed Processes used or sold;

          (d)     deductions applicable to a determination of Net
Sales;

          (e)     total royalties due; and

          (f) names and addresses of all sublicensees of Ixion.

     5.3 With each such report submitted, Ixion shall pay to Licensors the royalties due and payable under this Agreement. If no royalties shall be due, Ixion shall so report.

     5.4 On or before the 90th day following the close of Ixion's fiscal year, Ixion shall provide Licensors with Ixion's year-end balance sheet and an operating statement for the preceding fiscal year then ended.

     5.5 The royalty payments, license fees, and reimbursement for patent-related expenses set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of 1.0%. The payment of such interest shall not foreclose Licensors from exercising any other rights it may have as a consequence of the lateness of any payment.

    ARTICLE VI - PATENT PROSECUTION

     6.1 Ixion shall apply for, seek issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in the foreign countries listed in Appendix B hereto to the extent, in its sole discretion, it deems such actions commercially reasonable. Licensors shall have reasonable opportunities to advise Ixion and shall cooperate with Ixion in such prosecution, filing, and maintenance.

     6.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of Ixion after the Effective Date.

         ARTICLE VII - INFRINGEMENT

     7.1 Licensors shall inform Ixion promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

     7.2 During the term of this Agreement, Ixion shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights. If Ixion prosecutes any such infringement, Licensors agrees that Ixion may include Licensors as a co-plaintiff in any such suit, without expense to Licensors. The total cost of any such infringement action commenced or defended solely by Ixion shall be borne by Ixion and Ixion shall keep any recovery or damages for past infringement derived therefrom.

     7.3 If within six months after having been notified of any alleged infringement or such shorter time proscribed by law, Ixion shall have been unsuccessful in persuading the alleged infringer to desist or shall not have brought and shall not be diligently prosecuting an infringement action, or if Ixion shall notify Licensors at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only,

     (a) Licensors shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent
Rights (keeping any recovery or damages for past infringements derived therefrom), and Licensors may, for such purposes, use the name of Ixion as co-plaintiff. No settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of Ixion, which consent shall not unreasonably be withheld. Licensors shall indemnify Ixion against any order for costs that may be made against Ixion in such proceedings.

     (b) Payments which are earned under Article IV hereof shall be waived so long as any such infringement which the parties agree in good faith is material continues, such waiver not to exceed 75% of the royalties payable hereunder.

     7.4 If Licensors has brought a suit pursuant to section 7.3 above, it shall have the right for such purpose to join Ixion as a co-plaintiff at Ixion's expense. Ixion independently shall have the right to join any such suit or action brought by Licensors, and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. Any damages recovered by a suit or action in which Ixion has paid its share of costs shall be first used to reimburse each party hereto for the cost of such suit or action (including attorney's fees) actually paid by each party hereto as the case may be, then to reimburse Licensors for any payments waived under this
Section 7.4, and the residue, if any, shall be divided equally between the parties hereto.

     7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Ixion, Licensors, at its option, shall have the right, within 30 days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

     7.6 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

   ARTICLE VIII - PRODUCT LIABILITY

     8.1 Ixion shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold Licensors harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, whether arising from a third party claim or resulting from Licensor's enforcing this indemnification clause against Ixion, or arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense, or liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of the Licensed Products and/or Licensed Processes or arising from any right or obligation of Ixion hereunder. This indemnification shall not apply to any liability, damage, loss, or expense to the extent that it is attributable to the negligence or intentional wrongdoing of the Licensors.

     8.2 At such time as any product, process, or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Ixion or by a licensee, affiliate, or agent of Ixion, Ixion shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance naming Licensors as additional insureds. Such comprehensive general liability insurance shall provide (a) product liability coverage, and (b) broad form contractual liability coverage for Ixion's indemnification under sections 8.1 and 8.2 above. Ixion may elect to self-insure.

     8.3 Ixion shall provide Licensors with written evidence of such insurance upon request, and shall provide Licensors with written notice at least 45 days prior to the cancellation, non-renewal, or material change in such comprehensive general liability insurance; if Ixion does not obtain replacement insurance providing comparable coverage within such 45 day period, Licensors shall have the right to terminate this Agreement.

     8.4 Ixion shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Ixion or by a licensee, affiliate, or agent of Ixion, and (b) a reasonable period after the period referred to in section 8.5 (a) above, which in no event shall be less than 15 years.

     8.5 In the event any such action is commenced or claim made or threatened against Licensors or other Indemnitees as to which Ixion is obligated to indemnify it or them or hold it or them harmless, Licensors or the other Indemnitees shall promptly notify Ixion of such event. Ixion shall assume the defense of, and may settle, that part of any such claim or action or made against Licensors (or other Indemnitee) which relates to Ixion's indemnification and Ixion may take such other steps as may be necessary to protect itself. Ixion shall not be liable to Licensors or other Indemnitees on account of any settlement of any such claim or litigation affected without Ixion's consent. The right of Ixion to assume the defense of any action shall be limited to that part of the action commenced against Licensors or other Indemnitees which relates to Ixion's obligation of indemnification.

          ARTICLE IX - DISCLAIMER OF WARRANTIES

9.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, Licensors MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

9.2 Licensors DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY IXION OR ANY AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS.

          ARTICLE X - ASSIGNMENT

     10.1     This Agreement is not assignable.

           ARTICLE XI - TERMINATION

     11.1 If Ixion shall cease to carry on its business, this Agreement shall terminate upon notice by Licensors.

     11.2 Should Ixion fail to pay Licensors royalties due and payable hereunder, Licensors shall have the right to terminate this Agreement on 90 days' notice, unless Ixion shall pay Licensors within the 90-day period, all such royalties and interest due and payable. Upon the expiration of the 90-day period, if Ixion shall not have paid all such royalties and interest due and payable, the rights, privileges, and license granted hereunder shall terminate.

     11.3 Upon any material breach or default of this Agreement by Ixion, other than those occurrences set out in sections 11.1 and 11.2 above, which shall always take precedence in that order over any material breach or default referred to in this section 11.3, Licensors shall have the right to terminate this Agreement and the rights, privileges, and license granted hereunder by 90 days' notice to Ixion. Such termination shall become effective unless Ixion shall have cured any such breach or default prior to the expiration of the 90-day period.

     11.4 Ixion shall have the right to terminate this Agreement at any time on 90 days' written notice to Licensors, and upon payment of all amounts due Licensors through the effective date of the termination.

     11.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Ixion and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Ixion shall pay to Licensors the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

     11.6 Upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect except that Licensors shall be substituted in place of the sublicensor; provided, however, that the extent of Licensor's obligations under such sublicense shall be consistent with (and not exceeding) its obligations under this Agreement.

     11.7     Bankruptcy.

          (a)     Notice of Assumption or Rejection.

               (i)     In the event that either party files
or has filed against it a petition under the Federal
Bankruptcy Code (11 U.S.C. SS 1, et seq.) (the
"Bankruptcy Code"), is adjudged bankrupt, or files or has filed against it a petition for reorganization or arrangement under any law relating to bankruptcy or similar laws for the protection of debtors, whether under the laws of the United States and its political subdivisions or otherwise, such party shall (1) notify the other party thereof within ten days after the filing of such petition or such adjudication, and (2), within 30 days after the filing of such petition, shall notify the other party of the party's assumption or rejection of this Agreement, and shall file a petition with the appropriate court for approval of all other action as may be necessary to obtain the approval of such petition and of such assumption or rejection.

               (ii)     If such party does not:  (1) within
thirty (30) days after the occurrence of any of the foregoing events, notify the other party of its assumption or rejection of this Agreement or file the petition, or (2) thereafter diligently take all other action necessary for the approval of the foregoing petition or of such assumption or rejection, such party shall be deemed to have rejected this Agreement.
Each party acknowledges that, for purposes of Section
365 of the Bankruptcy Code and similar provisions of any other or future similar laws relating to any party's assumption or rejection of any executory contract, a period of 30 days after the date of any filing or adjudication described above shall constitute a reasonable time in which such party shall assume or reject this Agreement and a party shall be deemed to have not diligently taken all action necessary for the approval of the foregoing petition or of such assumption or rejection if such petition, assumption or rejection is not approved by the appropriate court within 60 days after the filing of the petition for such assumption or rejection.

          (b)     Conditions to Assumption.

               No election by any party, or any successor-in-interest to such party, to assume this Agreement as contemplated by Section (a) above shall be effective unless each of the following conditions, each of which each party acknowledges is commercially reasonable in the context of a bankruptcy or similar proceeding, has been satisfied by such party and each of the other parties has acknowledged such satisfaction in writing:

               (1)     Cure.  Such party has cured, or has
provided the other party adequate assurances that:

                    (A)     Monetary Defaults.
Within ten days from the date of such assumption such party will cure all monetary defaults under this Agreement; and

                    (B)     Non-Monetary Defaults.
Within 30 days from the date of such assumption such party will cure all non-monetary defaults under this Agreement.

               (2)     Pecuniary Loss.  Such party has
compensated or has provided to the other party adequate assurances that within ten days from the date of assumption the other party will be compensated for any pecuniary loss incurred by the party arising from any default of such party under this Agreement prior to the assumption.

               (3)     Future Performance.  Such party has
provided the other party with adequate assurances of the future performance of such party's obligations under this Agreement.

          (c)     Termination.   This Agreement shall terminate
upon the rejection of this Agreement as contemplated by this Section by any party or successor-in-interest thereto.

          (d) No Transfer. Neither any party's interest in this Agreement nor any portion thereof shall pass to any trustee, receiver, or assignee for the benefit of creditors, or any other person or entity or otherwise by operation of law under the Bankruptcy Code or the insolvency laws of any state having jurisdiction of the person or property of such party unless the other party shall consent to such transfer in writing.

           ARTICLE XII - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     12.1 Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of Licensors:

          Randy S. Fischer
          1014 21st Avenue South
          Fargo, ND 58103

          Roy A. Jensen
          PO box 1460
          Melrose, FL 32666

     In the case of Ixion:

          President
          Ixion Biotechnology, Inc.
          12085 Research Drive
          Alachua, FL 32615

ARTICLE XIII - MISCELLANEOUS PROVISIONS

     13.1 This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Florida, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     13.2 This Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     13.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     13.4 Ixion agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     13.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     13.6 (a) Anything in this Agreement to the contrary notwithstanding, any and all knowledge, know-how, practices, process or other information of any kind and in any form (hereinafter referred to as "Confidential Information") disclosed or submitted, either orally, in writing or in other tangible or intangible form which is designated as Confidential Information, to either party by the other shall be received and maintained by the receiving party in strict confidence and shall not be disclosed to any third party, except that Ixion may disclose Confidential Information (pursuant to written confidentiality agreements) to its lawyers, accountants, advisors, investors, and potential investors. Furthermore, neither party shall use the said Confidential Information for any purpose other than those purposes specified in this Agreement. The parties may disclose Confidential Information to the minimum number of its employees reasonably requiring access thereto for the purposes of this Agreement provided, however, that prior to making any such disclosures each such employee shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement.

          (b) Nothing contained herein will in any way restrict or impair either parties right to use, disclose, or otherwise deal with any Confidential Information which at the time of its receipt:

          (i) Is generally available in the public domain, or thereafter becomes available to the public through no act of the receiving party; or

          (ii) Was independently known prior to receipt thereof, or made available to such receiving party as a matter of lawful right by a third party.

     13.7 Licensors will use his best efforts to assist Ixion in the transfer of the technology represented by the Patent Rights through consultation, making available experimental data, or otherwise.


     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement as of the day set forth first above.

Randy S. Fischer, Ph.D.                    Ixion Biotechnology, Inc



                                                                      By
                                           Weaver H. Gaines
                                   Chairman and Chief Executive Officer

Roy A. Jensen, Ph.D.









                                  APPENDIX A





U.S.S.N. 5,187,071, issued February 16, 1993, entitled "Method for the Selective Control of Weeds, Pests, and Microbes."

By Randy S. Fischer, Ph. D. and Roy A. Jensen, Ph.D.






                                  APPENDIX B





Foreign countries in which Patent Rights shall be filed, prosecuted and maintained in accordance with Article VI:

For